                                                                      EXHIBIT 99

U.S. TRUST CORPORATION
401(k) PLAN

Report of Independent Registered Public
Accounting Firm, Financial Statements as of
December 31, 2003 and 2002 and for the
Year Ended December 31, 2003 and
Supplemental Schedule as of December 31,
2003

U.S. TRUST CORPORATION 401(K) PLAN

TABLE OF CONTENTS

                                                                            PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                        1

FINANCIAL STATEMENTS:

  Statements of Net Assets Available for Benefits
   as of December 31, 2003 and 2002                                            2

  Statement of Changes in Net Assets Available for Benefits
   for the year ended December 31, 2003                                        3

  Notes to Financial Statements                                              4-8

SUPPLEMENTAL SCHEDULE -

I  Form 5500:  Schedule H, Item 4(i)
     Schedule of Assets Held (at end of year) as of December 31, 2003          9



All other schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Retirement and 401(k)/ESOP Administrative Committee of
U. S. Trust Corporation

We have audited the accompanying statements of net assets available for benefits of the U.S. Trust Corporation 401(k) Plan (the "Plan") as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects the net assets available for benefits of the Plan at December 31, 2003 and 2002, and the changes in net assets available for benefits for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets held (at end of year) as of December 31, 2003 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. This schedule has been subjected to the auditing procedures applied in our audit of the basic 2003 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.


DELOITTE & TOUCHE, LLP
New York, New York
June 18, 2004

U.S. TRUST CORPORATION 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2003 AND 2002

                                                         2003              2002
                                                      ------------     ------------
ASSETS:
  Participant-directed investments, at fair value     $301,973,154     $276,164,060
  Loans receivable from plan participants                3,406,589        3,630,483
  Employer contributions receivable                              -        2,206,635
                                                      ------------     ------------
NET ASSETS AVAILABLE FOR BENEFITS                     $305,379,743     $282,001,178
                                                      ============     ============

See notes to financial statements.

U.S. TRUST CORPORATION 401(K) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2003


CHANGES TO NET ASSETS ATTRIBUTED TO:
  Investment income:
    Net appreciation on investments                               $  40,950,392
    Interest                                                          1,825,754
    Dividends                                                           581,585
    Employee loan repayments - interest                                 220,178
    Other                                                                74,095
                                                                  -------------

          Net investment income                                      43,652,004

    Participant Contributions                                        10,894,934
                                                                  -------------

          Net investment income after contributions                  54,546,938

  Deductions:
    Benefits Paid to Participants                                   (31,140,253)
    Administrative Expenses                                             (28,120)
                                                                  -------------

          Total deductions                                          (31,168,373)
                                                                  -------------

NET INCREASE                                                         23,378,565

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                                 282,001,178
                                                                  -------------

  End of year                                                     $ 305,379,743
                                                                  =============


See notes to financial statements.

U.S. TRUST CORPORATION 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002
----------------------------------------------------------------------------


1.  DESCRIPTION OF THE PLAN

    The following description of the U.S. Trust Corporation 401(k) Plan (the "Plan") is provided for general purposes only. Participants should refer to the Plan Document for more complete information.

    STRUCTURE OF PLAN - The Plan is a defined contribution plan which covers all eligible employees of United States Trust Company of New York ("USTNY") and any affiliated company that has adopted the Plan, who have completed three months of service. U.S. Trust Corporation ("USTC"), USTNY's Parent, is the Plan sponsor. USTC is a wholly-owned subsidiary of The Charles Schwab Corporation ("CSC"). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

    Under the 401(k) feature of the Plan, employees may elect to make contributions to the Plan of up to 50% of eligible pay (base pay, commissions, bonuses, overtime), subject to the limitations applicable under the Internal Revenue Code of 1986, as amended (the "Code"). All 401(k) elective contributions and related investment earnings that are allocated to an employee's account under the Plan are immediately 100% vested.

    Under the 401(m) matching feature of the Plan, all participants who are actively employed as of December 31 of each year and who have completed at least one year of service are eligible to receive a matching contribution. USTC did not provide matching contributions for 2003. For the 2002 Plan year, the match was 100% of a participant's 401(k) contributions to the Plan up to a maximum of 5% of each participant's annual base pay. Matching contributions and investment earnings thereon prior to January 1, 2002 become fully vested after five years of service. Participants also vest in matching contributions upon death or the attainment of age 65. Matching contributions after January 1, 2002 are immediately 100% vested.

    PARTICIPANT ACCOUNTS - Individual accounts are maintained for each Plan participant. Each participant's account is credited with the participant's contribution and allocations of matching contributions and Plan earnings, and charged with an allocation of Plan losses. Allocations are based on participant earnings or account balances, as defined.

    FORFEITED ACCOUNTS - If a participant terminates employment before completing five years of service, all 401(k) matching contributions and investment earnings thereon are forfeited. If a participant is rehired prior to a five-year break in service, any forfeited amounts, including earnings thereon, will be restored in accordance with the Plan. Forfeited amounts may be used to reduce restorative payments, reduce employer matching contributions and defray administrative expenses of the Plan. To the extent that any forfeitures are not used for these purposes, the excess amount of such forfeitures are allocated to participants. At December 31, 2003 forfeited non vested accounts totaled $118,161. There was no employer match in 2003, $15,353 was used to reinstate lost participant accounts and $102,808 was allocated to participants.

    PLAN INVESTMENT ALTERNATIVES - In January 2002, the assets of the ESOP Stock Fund were converted to units and the fund was renamed the ESOP Unitized Stock

      Fund and the Schwab Stock fund are primarily invested in the publicly traded stock of CSC. A small percentage of the funds are invested in short-term investments to facilitate daily trading.

      Available cash in the Plan may be invested in short-term investments in such amounts as the Plan Administrator deems appropriate for the purposes of the Plan.

      PLAN MERGER - Effective January 1, 2004, the Plan was merged with the SchwabPlan Retirement Savings and Investment Plan ("SchwabPlan"). Participant accounts in the Plan were transferred to the SchwabPlan on March 1, 2004. Effective January 1, 2004, all participants in the Plan were immediately eligible to participate in the SchwabPlan and all participants who were actively employed on December 31, 2003 were automatically 100% vested in all prior matching contributions.

      PLAN ADMINISTRATION - The Plan is administered by the Retirement and 401(k)/ESOP Administrative Committee of U. S. Trust Corporation.

      PLAN ACCOUNTING AND DISTRIBUTIONS - Investments are valued on a daily basis and are reflected in participants' accounts based on actual cash value.

      Generally, distributions are made to participants in cash or, in the case of the Schwab Stock Fund and the ESOP Unitized Stock Fund, participants may elect to receive shares of common stock of CSC at their plan share value, as follows:

      -     Retirement/Termination - lump sum

      -     Death - lump sum to beneficiary; and

      - During employment - lump-sum withdrawal on a hardship or discretionary basis of all or part of the current value of the 401(k) portion of the employee's account balance subject to applicable IRS Code and plan requirements.

      Employees may elect to transfer all or any part of their interests in one or more of the investment fund(s) to any other investment fund(s) on a daily basis.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF ACCOUNTING - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

      USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

      INVESTMENT VALUATION AND INCOME RECOGNITION

      -     Investments are recorded at fair value.

      - Mutual funds, which are registered investment companies, are valued at quoted market prices.

    - Short-term investments are valued at cost, which approximates fair value.

    - Shares of the UST Capital Preservation Fund are valued based on the contract prices of investment contracts and market prices of other investments in the fund.

    - Common stocks are valued at the quoted market price; realized gains and losses are determined on an average-cost basis.

    -   Purchases and sales are recorded on a trade date basis.

    - Dividend income is recorded on the ex-dividend date. All other investment income is recorded as earned on the accrual basis.

    - The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

    NONPARTICIPANT-DIRECTED INVESTMENTS - The State Street STIF Fund consists of $4,657 of nonparticipant-directed funds as of December 31, 2003. All other investments were participant-directed.

    FAIR VALUE OF FINANCIAL INSTRUMENTS - The fair market value of investment securities is determined based on the investment valuation policy. Loans receivable from Plan Participants are valued based on the outstanding principal balance of loans. It is not otherwise possible to estimate the fair market value of loans receivable since, upon the termination of a Participant's employment for any reason, the loan is accelerated and repayable in full under the provisions of the Plan. In such a case, failure by the Participant to repay the loan for any reason, including financial inability to do so, will be deemed a distribution from that Participant's account balance in the amount of the unpaid loan balance and will be subject to taxes and related tax penalties for early distribution as provided for under the Code.

    PAYMENT OF BENEFITS - Benefits are recorded when paid.

    ADMINISTRATIVE EXPENSES - Administrative expenses of $28,120 were paid by the Plan in 2003.

3.  INVESTMENTS

    The following presents investments that represent 5 percent or more of the Plan's net assets:

                                                                  DECEMBER 31,
                                                         ------------------------------
                                                             2003              2002
                                                         ------------      ------------
**  Charles Schwab Corporation Stock, 11,081,696
        and 12,167,423 shares, respectively              $131,207,281      $132,016,540

**  Schwab Value Advantage Fund, 28,011,412
        and 26,448,028 shares, respectively                28,011,412        26,448,028

**  Excelsior Blended Equity Fund, 1,008,455
        and 1,128,488 shares, respectively                 33,601,704        29,871,075

**  Excelsior Value and Restructuring Fund, 968,895
        and 855,965 shares, respectively                   34,744,576        20,936,906

**  Excelsior Managed Income Fund, 1,628,054 shares
        and 1,777,166 shares, respectively                 15,092,057        16,669,813

**   Permitted party-in-interest

    During 2003, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $40,950,392 as follows:

                                                                        2003
                                                                     -----------

Mutual funds                                                         $29,567,673
Common stock                                                          11,303,239
Common/collective trusts                                                  79,480
                                                                     -----------
                                                                     $40,950,392
                                                                     ===========

4.  LOANS TO PARTICIPANTS

    Participants in the Plan are able to borrow up to 50% of their account balances in the Plan, including the value of their interest in the ESOP Stock Fund, up to a maximum of $50,000. ESOP funds, however, cannot be borrowed. Loans bear interest at a fixed rate based on an average of the prime lending rates charged by major banking institutions on the date the loan is requested. Participants who borrow from their Plan accounts do not receive allocations of Plan investment income on the amounts borrowed; however, they are credited with the interest they pay on such loans. Loans are repayable over periods not to exceed five years unless they are granted for the purchase of a principal residence, in which case they are repayable over periods not to exceed ten years. The loan principal and interest payments made by participants are added to their respective account balances.

5.  RELATED PARTY TRANSACTIONS AND EXPENSES

    Certain officers and employees who are participants in the Plan perform administrative services related to the operation and financial reporting of the Plan. CSC provides recordkeeping services to the Plan. USTNY pays these and other administrative expenses on behalf of the Plan.

    At December 31, 2003 and 2002, the Plan held 11,081,696 and 12,167,423 shares respectively, of common stock of CSC, with a cost basis of $73,069,011 and $75,428,959, respectively. During the year ended December 31, 2003, the Plan recorded a net realized and unrealized gain of $11,303,239 on CSC's common stock.

    In addition, some of the Plan's assets are invested in Excelsior Mutual Funds, which are advised by USTNY and U.S. Trust Company, N.A. which are subsidiaries of USTC, and Schwab Mutual Funds, which are advised by Charles Schwab Investment Management. Although these transactions qualify as party-in-interest transactions, they are specifically exempt in accordance with U.S. Department of Labor Prohibited Transaction Exemptions.

6.  TAX STATUS

    On January 20, 2004, the Internal Revenue Service issued a favorable determination for the Plan. The Internal Revenue Service has determined that the Plan, as amended and restated effective January 1, 2002, and as thereafter amended, constitutes a qualified trust under Section 401(a) of the Internal Revenue Code and is, therefore, exempt from Federal income taxes under provisions of Section 501(a). The Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

    A participant will not be subject to income tax on amounts contributed to the Plan on his/her behalf nor on any income earned by the Plan and credited to his/her account until such amounts are withdrawn by or distributed to the participant, or deemed distributed to him/her by reason of failure to repay a loan.

                                   ******

                                                                      SCHEDULE I
U.S. TRUST CORPORATION 401(k) PLAN

SCHEDULE TO FORM 5500: SCHEDULE H, ITEM 4(i)
SCHEDULE OF ASSETS HELD (AT END OF YEAR)
AS OF DECEMBER 31, 2003


  Number                                                                           Fair
of Shares          Investment Descriptions                            Cost        Value
---------          -----------------------                            ----        -----
                  SHORT-TERM INVESTMENTS:
28,011,412   *     Schwab Value Advantage Fund                         **     $  28,011,412
     4,657         State Street STIF                                4,657             4,657

                  COMMON STOCK:
11,081,696   *     Charles Schwab Corporation Stock                    **       131,207,281

                  MUTUAL FUNDS:
 1,008,455   *     Excelsior Blended Equity Fund                       **        33,601,704
   794,832   *     Excelsior High Yield Fund                           **         3,688,020
 1,628,054   *     Excelsior Managed Income Fund                       **        15,092,057
   181,636   *     Excelsior Intermediate-Term Managed Income Fund     **         1,325,941
 1,394,342   *     Excelsior Short-Term Government Securities Fund     **        10,011,375
   560,186   *     Excelsior International Fund                        **         5,960,379
   936,218   *     Excelsior Institutional Optimum Growth Fund         **         9,820,930
   253,249   *     Excelsior Real Estate Fund                          **         2,094,372
   968,895   *     Excelsior Value And Restructuring  Fund             **        34,744,576
   818,053   *     Excelsior Small Cap Fund                            **        11,338,216
   193,261   *     Schwab Small-Cap Index Fund                         **         3,699,023
   271,311   *     Schwab 1000 Fund                                    **         8,586,995
   200,881   *     Schwab International Index Fund                     **         2,786,216

             *    PARTICIPANT LOANS
                   Maturity dates between one and ten years,
                   interest rates between 4.75% and 9.5%               **         3,406,589
                                                                              -------------

                  TOTAL                                                       $ 305,379,743
                                                                              =============


*    Permitted party-in-interest

** Cost information is not required for participant-directed investments and, therefore, is not included.